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                                                                    EXHIBIT 23.2

              Consent of Independent Certified Public Accountants

To the Board of Directors and Stockholders Vesta Insurance Group, Inc.

We consent to incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-74160, 33-81114, 33-81126, 33-80385, 33-80387, and 33-80395) of our
report dated March 12, 2000, except for Note V for which the date is November 28, 2000, on our audit of the consolidated financial statements and financial statement schedules of Vesta Insurance Group, Inc. and subsidiaries as of December 31, 1999 and 1998 and for the years then ended, which report appears in this Annual Report on Form 10-K/A of Vesta Insurance Group, Inc., dated November 28, 2000.

                           PricewaterhouseCoopers LLP

Birmingham, Alabama
November 28, 2000